EXHIBIT 99.1

Amyris Reports Third Quarter 2012 Financial Results

EMERYVILLE, Calif., Nov. 6, 2012 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced financial results for the third quarter ended September 30, 2012.

"During the third quarter, we realized the benefits of our focused strategy with lower operating costs and increased sales of our renewable products. Our technology improvements continue and our commercialization activities remain on track," said John Melo, President & CEO of Amyris.

"Amyris's industrial-scale farnesene production facility at Paraíso is in the final stages of a successful commissioning and we remain confident about commercial production in early 2013," Melo concluded.

FINANCIAL RESULTS

Aggregate revenues for the quarter ended September 30, 2012 were $19.1 million versus $36.3 million in the third quarter of 2011. The decline in revenue was due to the Company's planned transition out of the ethanol and ethanol-blended gasoline business, which is now complete. Partially offsetting this decline were increased revenues from renewable products sales and collaborations, primarily related to the amendment of the Company's collaboration agreement with Total.

Total research & development and sales, general & administrative expenses declined 26% to $33.1 million for the quarter from the same quarter the prior year primarily due to lower compensation and benefits expense.

GAAP net loss attributable to common stockholders for the quarter was $20.3 million ($0.34 per share) compared to a loss of $43.7 million ($0.97 per share) in the same quarter of 2011. On a non-GAAP basis, excluding non-cash items such as stock-based compensation, the net loss attributable to common stockholders was $12.9 million ($0.22 per share) compared to $36.8 million ($0.82 per share) in the prior year. A reconciliation of GAAP to non-GAAP results is included in this release.

The Company's balance of cash, cash equivalents and short-term investments at the end of the third quarter was $44.4 million.

CONFERENCE CALL

Amyris will discuss these results and provide a business update, including funding requirements, in a conference call scheduled for today at 5:00 pm ET (2:00 pm PT). Investors may access a live audio webcast of this conference call and the earnings call presentation in the investor relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available on the investor relations section of the Company's website approximately two hours after the conclusion of the call and remain available for approximately 60 calendar days.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris's initial portfolio of commercial products is based on Biofene®, Amyris's brand of renewable farnesene, a long-chain hydrocarbon. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

The Amyris, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12462

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as commercialization activities, commissioning of a planned production facility, and commercial production commencement) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on August 8, 2012. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris's operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Amyris, the Amyris logo, Biofene and No Compromise are trademarks or registered trademarks of Amyris, Inc.

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Product sales	$ 4,728	$ 31,162	$ 46,615	$ 92,998
Grants and collaborations revenue	14,380	5,114	21,225	12,454
Total revenues	19,108	36,276	67,840	105,452
Costs and operating expenses
Cost of products sold	4,444	35,729	71,891	99,247
Loss on purchase commitments and write off of production assets	1,438	--	38,090	--
Research and development (1)	15,736	23,441	55,580	66,622
Sales, general and administrative (1)	17,355	21,174	61,301	59,401
Total costs and operating expenses	38,973	80,344	226,862	225,270
Loss from operations	(19,865)	(44,068)	(159,022)	(119,818)
Other income (expense):
Interest income	297	609	1,406	1,250
Interest expense	(1,224)	(291)	(3,538)	(1,172)
Other income (expense), net	664	310	(512)	160
Total other income (expense)	(263)	628	(2,644)	238
Loss before income taxes	(20,128)	(43,440)	(161,666)	(119,580)
Provision for income taxes	(260)	(474)	(753)	(299)
Net loss	$ (20,388)	$ (43,914)	$ (162,419)	$(119,879)
Net loss attributable to noncontrolling interest	95	224	772	437
Net loss attributable to Amyris, Inc. common stockholders	$ (20,293)	$ (43,690)	$ (161,647)	$(119,442)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.34)	$ (0.97)	$ (2.91)	$ (2.68)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	58,964,226	45,031,613	55,552,949	44,507,686

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 1,450	$ 1,711	$ 4,521	$ 4,697
Sales, general and administrative	4,515	5,162	16,879	14,139
	$ 5,965	$ 6,873	$ 21,400	$ 18,836

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2012	2011

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 44,429	$ 103,592
Accounts receivable, net	3,807	6,936
Inventories, net	8,311	9,070
Prepaid expenses and other current assets	9,995	19,873
Total current assets	66,542	139,471
Property and equipment, net	164,703	128,101
Restricted cash	954	--
Other assets	20,133	43,001
Goodwill and intangible assets	9,248	9,538
Total assets	$ 261,580	$ 320,111

Liabilities and Equity
Current liabilities:
Accounts payable	$ 18,374	$ 26,379
Deferred revenue	1,532	3,139
Accrued and other current liabilities	24,061	30,982
Capital lease obligation, current portion	1,871	3,717
Debt, current portion	2,121	28,049
Total current liabilities	47,959	92,266
Capital lease obligation, net of current portion	1,495	2,619
Long-term debt, net of current portion	103,289	13,275
Deferred rent, net of current portion	8,886	9,957
Deferred revenue, net of current portion	4,396	4,097
Other liabilities	18,893	37,085
Total liabilities	184,918	159,299

Amyris, Inc. stockholders' equity	77,465	161,052
Noncontrolling interest	(803)	(240)
Total stockholders' equity	76,662	160,812

Total liabilities and stockholders' equity	$ 261,580	$ 320,111

Amyris, Inc.
Supplemental Consolidated Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Other Selected Financial Information:
Capital expenditures and deposits on property and equipment	$ 5,541	$ 40,769	$ 50,906	$ 71,248
Depreciation and amortization	$ 3,179	$ 2,897	$ 10,686	$ 7,728

Product sales
Ethanol and Ethanol-blended Gasoline	$ 1,657	$ 31,096	$ 38,836	$ 92,900
Renewables	3,071	66	7,779	98
Total product sales	$ 4,728	$ 31,162	$ 46,615	$ 92,998

Reconciliation of GAAP to Non-GAAP Net Loss Per Share:

Net loss attributable to Amyris Inc., common stockholders (GAAP)	$ (20,293)	$ (43,690)	$ (161,647)	$ (119,442)
Stock-based compensation expense	5,965	6,873	21,400	18,836
Loss on purchase commitments and write off of production assets	1,438	--	38,090	--
Net loss attributable to Amyris Inc., common stockholders (Non- GAAP)	$ (12,890)	$ (36,817)	$ (102,157)	$ (100,606)

Net loss per share attributed to common stockholders
basic and diluted (GAAP)	$ (0.34)	$ (0.97)	$ (2.91)	$ (2.68)
Stock-based compensation expense	0.10	0.15	0.39	0.42
Loss on purchase commitments and write off of production assets	0.02	--	0.68	--
Net loss per share attributed to common stockholders, basic and diluted (Non-GAAP)	$ (0.22)	$ (0.82)	$ (1.84)	$ (2.26)
CONTACT: Amyris, Inc.
         (510) 740-7481
         investor@amyris.com